Filed Pursuant to Rule 433
Issuer Free Writing Prospectus
Dated July 9, 2015
(To Preliminary Prospectus dated July 9, 2015)
Registration Statement No. 333-194106

On July 9, 2015, LOYAL3 Securities, Inc. made available on its website, ipo.loyal3.com/etrereit, a video featuring the State Street Financial Center in connection with ETRE REIT, LLC's initial public offering. A transcript of the video is set forth below.

[Photo images: exterior of building; aerial view of Boston location]

State Street Financial Center is located in the hub of Boston’s financial, corporate, and retail districts.

The thirty-six story office tower was completed in 2003 and features over 1 million square feet of office space.

[Photo images: exterior of building; lobby; skyline views]

Originally conceived as One Lincoln Street, the building is fully leased to State Street Corporation and operates as their global headquarters. State Street Corporation is one of the world’s leading financial service providers for investors that include investment management, research, and trading.

[Photo images: aerial views downtown Boston and skyline; map of showing location detail in Boston’s financial district]

State Street moved to its new global headquarters in 2003 and committed to a 20-year lease with two 10-year renewal options. State Street also entered into a second lease with the same expiration date and renewal options for the five level parking garage beneath the office tower. State Street Financial Center provides visitors with four separate entrances: Lincoln Street, Essex Street, Bedford Terrace, and Bedford Kingston.

[Photo images: reading room with table lamps; skyline shots; ETRE REIT logo]

The asset manager of State Street Financial is Fortis Property Group, a real estate investment, operating, and development company. Since 2005, Fortis has acquired and/or developed in excess of over 8 million square feet of commercial real estate throughout the United States with a value of nearly 3 billion dollars.

With its own ticker symbol, ESSF, State Street Financial Center will be the first single asset REIT to be listed on the NASDAQ stock market exchange.

ipo.loyal3.com/etrereit

ETRE REIT, LLC (the Company) has filed a registration statement (including a prospectus) with the SEC for its initial public offering. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and its initial public offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus and, when available, the prospectus, and you may request a copy from LOYAL3 Securities, Inc. by calling toll-free 1-855-256-9253 or by emailing support@loyal3.com.

LOYAL3 Securities, Inc. is a U.S. registered broker dealer and is acting as a co-manager in this offering. U.S. residents only.